Exhibit 99.1

FOR IMMEDIATE RELEASE

New York City REIT to Acquire 1140 Avenue of the Americas

NEW YORK, March 23, 2016 – American Realty Capital New York City REIT, Inc. (“NYCR”), a public non-traded real estate investment trust (“REIT”), announced today it has entered into an agreement to acquire 1140 Avenue of the Americas, a 22-story, approximately 250,000 square foot, Class-A institutional quality office property located in Midtown Manhattan from an affiliate of Blackstone Real Estate Partners VI L.P. (“Blackstone”), for $180.0 million, exclusive of closing costs. The transaction is expected to close in the second quarter of 2016, subject to customary closing conditions.

The property is located in the heart of the Bryant Park submarket and is currently 91% leased. The property’s largest tenant is City National Bank.

“We are pleased to announce the acquisition of 1140 Avenue of the Americas, which enjoys a prime central Midtown Manhattan location with diverse and high quality tenants, as well as a recent $85 million capital investment from Blackstone,” said Michael A. Happel, Chief Executive Officer of NYCR. “The property features boutique floor plates, recently upgraded elevators and common areas, with a number of leases below market. This acquisition is consistent with our strategy to acquire institutional quality real estate in prime Manhattan locations.”

Jon Gray, Global Head of Real Estate for Blackstone, commented, "We believe the sale of 1140 Avenue of the Americas is a solid transaction for both parties and marks another successful deal with AR Global.”

About NYCR

NYCR elected and qualified as a REIT for U.S. federal income tax purposes beginning with the taxable year ended December 31, 2014. Additional information about NYCR can be found on its website at www.newyorkcityreit.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts
Michael A. Happel CEO and President American Realty Capital New York City REIT, Inc. mhappel@nyrt.com (212) 415-6500	Tim Cifelli President DDCworks tcifelli@ddcworks.com (484) 342-3600	Matthew Furbish Director, Investor Relations and Public Relations AR-Global Investments, LLC. mfurbish@ar-global.com (212) 415-6500